EXPENSE LIMITATION AGREEMENT

Forum Funds II
c/o Atlantic Fund Administration
Three Canal Plaza, Suite 600
Portland, ME 04101

December 8, 2016

Gurtin Fixed Income Management, LLC
440 Stevens Avenue, Suite 260
Solana Beach, CA 92075

Dear Mr. Gurtin:

Pursuant to this Expense Limitation Agreement (the "Agreement"), Gurtin Fixed Income Management, LLC d/b/a Gurtin Municipal Bond Management (the "Adviser") agrees to limit its investment advisory fee and reimburse expenses as necessary to ensure that the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) for the GurtinNationalMunicipalOpportunisticValueFund,GurtinCaliforniaMunicipalOpportunisticValueFund,GurtinNationalMunicipalIntermediateValueFund,andGurtinCaliforniaMunicipalIntermediateValueFund (each a "Fund" and together, the "Funds") do not exceed the levels listed below (the "Expense Limitation") through February 1, 2018 (the "Limitation Period").

Gurtin National Municipal Opportunistic Value Fund - Institutional Shares	0.60%
Gurtin National Municipal Opportunistic Value Fund - Investor Shares	0.85%
Gurtin California Municipal Opportunistic Value Fund - Institutional Shares	0.60%
Gurtin California Municipal Opportunistic Value Fund - Investor Shares	0.85%
Gurtin National Municipal Intermediate Value Fund - Institutional Shares	0.39%
Gurtin National Municipal Intermediate Value Fund - Investor Shares	0.64%
Gurtin California Municipal Intermediate Value Fund - Institutional Shares	0.39%
Gurtin California Municipal Intermediate Value Fund - Investor Shares	0.64%

This Agreement constitutes the whole agreement between the parties and supersedes any previous fee waiver agreement relating to the Funds.

Each Fund agrees to repay the Adviser for any advisory fees forgone and any operating expenses that the Adviser reimburses under the Expense Limitation, provided that (i) the repayments do not cause the Fund's total operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) to exceed the annual rate of average daily net assets for the Fund, (ii) the repayment of any advisory fees waived or expenses reimbursed are made within three years of the date on which they are incurred, and (iii) the recoupment is approved by the Board of Trustees of Forum Funds II (the "Board"). The Adviser understands that it shall look only to the assets attributable to the relevant Fund for performance of this Agreement and for payment of any claim the Adviser may have hereunder, and neither any other series of the Trust, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the states of California and Maine, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.

This Agreement may only be amended or terminated with the approval of the Board and will automatically terminate concurrent with the termination of the advisory agreement between the Adviser and the Trust with respect to such Fund; provided, however, that this Agreement shall not terminate in the event of a termination of such advisory agreement as a result of an assignment thereof by the Adviser if a new advisory agreement is entered into by the Trust and the Adviser with respect to the Fund. Unless otherwise amended or terminated, this Agreement will terminate on February 1, 2018.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

FORUM FUNDS II,

By: /s/ Jessica A. Chase
Jessica A. Chase
Title: President

The foregoing Agreement is hereby accepted as of December 8, 2016.

GURTIN FIXED INCOME MANAGEMENT, LLC

By: /s/ William R. Gurtin
Name: William R. Gurtin
Title: CEO, CIO, Managing Director

Signature page to the Expense Limitation Agreement